EX 99.28(h)(31)

PLAN OF REORGANIZATION

JNL SERIES TRUST
JNL/EASTSPRING INVESTMENTS ASIA EX-JAPAN FUND
JNL/EASTSPRING INVESTMENTS CHINA-INDIA FUND

This Plan of Reorganization has been entered into on April 22, 2016, by JNL SERIES TRUST (the “Trust”), a Massachusetts business trust, on behalf of its JNL/EASTSPRING INVESTMENTS ASIA EX-JAPAN FUND (the “Asia ex-Japan Fund,” or the “Acquired Fund”), and JNL/EASTSPRING INVESTMENTS CHINA-INDIA FUND (the “China-India Fund,” or the “Acquiring Fund”).

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission in accord with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), each as an open-end management investment company, and each has established several separate series of shares (“funds”), with each fund having its own assets and investment policies;

WHEREAS the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, has determined that the transaction described herein is fair and reasonable, that participation in the transaction described herein is in the best interests of the Acquired Fund, and that the interests of the existing shareholders of the Acquired Fund will not be diluted as a result of the transactions described herein;

WHEREAS Article IV, Section 3 of the Trust’s Declaration of Trust, dated June 1, 1994 (the “Declaration of Trust”), authorizes the Board of Trustees to conduct the business of the Trust and carry on its operations; and

WHEREAS the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, has approved the reorganization of the Acquired Fund with and into the Acquiring Fund, subject to the approval of the shareholders of the Acquired Fund;

WHEREAS this Plan of Reorganization is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, all the assets, liabilities and interests of the Acquired Fund shall be transferred on the Closing Date to the Acquiring Fund, as described below; provided, however, that such transaction shall not occur unless and until this Plan of Reorganization shall have first been approved by a majority of the outstanding voting securities of the Acquired Fund as provided in Section 2(a)(42) of the 1940 Act; and provided further that the Board of Trustees may terminate this Plan of Reorganization at or prior to the Closing Date:

1.	The Closing Date shall be April 22, 2016, or if the New York Stock Exchange or another primary trading market for portfolio securities of the Acquired Fund or the Acquiring Fund (each, an “Exchange”) is closed to trading or trading thereon is restricted, or trading or the reporting of trading on an Exchange or elsewhere is disrupted so that, in the judgment of the Trust’s Board of Trustees, accurate appraisal of the value of either the Acquired Fund’s or the Acquiring Fund’s net assets and/or the net asset value per Class A share of Acquiring Fund shares is impracticable, the Closing Date shall be postponed until the first business day after the day when such trading has been fully resumed and such reporting has been restored;

2.	On or before the Closing Date, and before effecting the reorganization transaction described herein, the Trust shall have received a satisfactory written opinion of legal counsel as to such transaction that the securities to be issued in connection with such transaction have been duly authorized and, when issued in accordance with this Plan of Reorganization, will have been validly issued and fully paid and will be non-assessable by the Trust on behalf of the Acquiring Fund.

3.	In exchange for all of its shares of the Acquired Fund, each shareholder of such Acquired Fund shall receive a number of shares, including fractional shares, of the Acquiring Fund equal in dollar value to the number of whole and fractional shares that such shareholder owns in such Acquired Fund. Each shareholder of such Acquired Fund shall thereupon become a shareholder of the Acquiring Fund.

4.	For purposes of this transaction, the value of the shares of the Acquiring Fund and the Acquired Fund shall be determined as of 4:00 p.m., Eastern Time, on the Closing Date. Those valuations shall be made in the usual manner as provided in the relevant prospectus of the Trust.

5.	Upon completion of the foregoing transactions, the Acquired Fund shall be terminated and no further shares shall be issued by it. The classes of the Trust’s shares representing such Acquired Fund shall thereupon be closed and the shares previously authorized for those classes shall be reclassified by the Trust’s Board of Trustees. The Trust’s Board of Trustees and management of the Trust shall take whatever actions may be necessary under Massachusetts law and the 1940 Act to effect the termination of the Acquired Fund.

6.	The costs and expenses associated with the Reorganization relating to the solicitation of proxies, including preparing, filing, printing, and mailing of the proxy statement and related disclosure documents and the costs and expenses related to obtaining a consent of independent registered public accounting firm will be borne by Jackson National Asset Management, LLC, and no sales or other charges will be imposed on Contract Owners in connection with the Reorganization. The legal expenses associated with the Reorganization, including the legal fees incurred in connection with the analysis under the Internal Revenue Code of 1986 (the “Code”) of the tax treatment of this transaction will also be borne by Jackson National Asset Management, LLC.

7.	The obligations of the Acquired Fund and the Acquiring Fund to complete the transactions described herein shall be subject to receipt by the Acquired Fund and the Acquiring Fund of an opinion of tax counsel substantially to the effect that, on the basis of existing provisions of the Code, U.S. Treasury Regulations promulgated thereunder, current administrative rules, pronouncements and court decisions, and subject to certain qualifications, the Reorganization is more likely than not to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. The delivery of such opinion is conditioned upon receipt by tax counsel of representations it shall request from the Acquired Fund and the Acquiring Fund.

A copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding on any of the Trustees, officers, or shareholders of the Trust individually, but only binding on the assets and properties of the Trust.

IN WITNESS WHEREOF, JNL Series Trust, on behalf of the Asia ex-Japan Fund and China-India Fund has caused this Plan of Reorganization to be executed and attested in the City of Chicago, State of Illinois, on the date first written above.

JNL SERIES TRUST

By:	/s/ Mark D. Nerud
Mark D. Nerud, Trustee, President and CEO

Attest:	/s/ Susan S. Rhee
Susan S. Rhee, Vice President